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Exhibit 10.27

Mr. Tom Lynch
1321 Taylor Drive
Langhorne, Pa 19047

February 4, 2002

Dear Tom,

        This letter will serve as confirmation regarding the details of your relocation from Langbourne, Pa to Schaumburg, IL.

Relocation Benefits

        Based on current needs, the standard Motorola relocation package will be delayed until such time as you wish to implement it.

        Until that time, a check, in the amount of $7400, will be issued on a monthly basis, to cover living expenses. The payments will be provided for two years, effective January 2002 and ending December 2003. Per your request, you will assume the tax responsibility on these payments. Therefore, appropriate taxes will be withheld from these payments.

        Within the two-year period, you may elect to initiate Motorola's Relocation package, including Home Sale and Home Purchase benefits. Upon completion of your relocation, Motorola will pay your relocation expenses, less any previously paid amounts. Any responsibility for the 12 Oaks Apartment secured on your behalf will be your responsibility as of February 2002.

Tax Impact

        The monthly relocation checks will not be grossed up. The balance of your relocation benefits will include tax gross up where appropriate according to policy.

GAC Contact

        The Global Assignment Center (GAC) will assist you during the relocation process, including processing the monthly checks. Susan Kubiesa will be your GAC contact. She may be reached by phone at 847-538-2987, Sky Te12 pager, PIN 1192802, or email s.kubiesa@motorola.com.

        If you are in agreement with the terms and conditions of your relocation benefits as described in this letter, please sign the bottom of this letter as indicated and return to the Global Assignment Center, fax 847 538 7356.

/s/ Thomas J. Lynch 2/4/02 Tom Lynch Date	/s/ Glenn Gienko Glenn Gienko Date
/s/ Susan Kubiesa 2/22/02 Susan Kubiesa Date

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  Exhibit 10.27